Exhibit 5.1

[Liskow & Lewis letterhead]

November 22, 2005

First Responder Systems and Technology Inc.

8000 GSRI Avenue, Building 3000

Baton Rouge, LA 70820

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by First Responder Systems and Technology Inc. (the “Company”) of a Registration Statement on Form SB-1/A (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering a public offering (the “Offering”) of up to $8,000,000 of 3% Debentures due December 30, 2010 with detachable Warrants, to be sold by the Company (the “Debentures”), which Warrants are convertible into shares of the Company’s common stock (the “Company Shares”).

In connection with this opinion, we have examined and relied upon copies of the following, as presented to us by the Company:

1.	The Company’s Certificate of Incorporation;

2.	The Company’s Bylaws;

3.	The form of stock certificate of the Company;

4.	Certain corporate resolutions of the Company’s Board of Directors pertaining to the Offering;

5.	The Registration Statement and related Prospectus;

6.	The Indenture;

7.	The form of Debenture of the Company;

8.	The form of Debenture Purchase Agreement of the Company; and

9.	The form of Warrant of the Company.

We have also examined and relied upon the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our opinion is expressed only with respect to the laws of the State of Delaware and the State of Louisiana.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Debentures have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed by the Company, authenticated by the Registrar and delivered in accordance with the terms of the Debenture Purchase Agreement and the

November 22, 2005	LISKOW & LEWIS

Registration Statement and related Prospectus, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, (ii) the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed by the Company and delivered in accordance with the terms of the Debenture Purchase Agreement and the Registration Statement and related Prospectus, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, and (iii) the Company Shares issuable upon conversion of the Warrants have been duly authorized and when issued upon conversion of the Warrants in accordance with the terms thereof and of the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Liskow & Lewis

/s/ John C. Anjier
By: John C. Anjier